                                                                EXHIBIT 11
                                     UNC INCORPORATED AND SUBSIDIARIES
                                            Earnings Per Share
                                For the Three Years Ended December 31, 1993
                                  (In thousands except per share amounts)

                                                                   Year Ended December 31,
                                                          -----------------------------------------
                                                             1993             1992              1991
                                                          ------------     ------------      -----------
Earnings (loss) from continuing operations
  before extraordinary items                              $  11,594        $  11,369         $ (25,485)

Earnings from discontinued operations                                                           34,100

Extraordinary item                                             (532)                            (1,700)
                                                          ---------        ---------         ---------
Net earnings                                              $  11,062        $  11,369         $   6,915
                                                          =========        =========         =========
Calculation of primary earnings
  per share:
  Average common shares outstanding
    during the year-primary (1)                              17,356           17,279            17,128
                                                          ---------        ---------         ---------
Earnings (loss) per share, primary:

  Continuing operations                                   $     .67        $     .66         $   (1.49)

  Discontinued operations                                                                         1.99

  Extraordinary item                                           (.03)                              (.10)
                                                          ---------        ---------         ---------
  Net earnings                                            $     .64        $     .66         $     .40
                                                          =========        =========         =========
Calculation of fully diluted
  earnings per share:
  Average common shares outstanding
    during the year (1)                                      17,356           17,279            17,128

  Increase in common stock equivalents:
    Stock options under treasury stock method                   503              390               408
                                                          ---------        ---------         ---------
  Adjusted average shares outstanding for
    the year-fully diluted                                   17,859           17,669            17,536
                                                          ---------        ---------         ---------
Earnings (loss) per share, fully diluted:
  Continuing operations                                   $     .65        $     .64         $   (1.45)

  Discontinued operations                                                                         1.94

  Extraordinary item                                           (.03)                              (.10)
                                                          ---------        ---------         ---------
  Net earnings                                            $     .62        $     .64         $     .39
                                                          =========       =========         =========
       (1)    Exclusive of 700,000 treasury shares for all years presented.
